PART II.  OTHER INFORMATION

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

(a.) The Company held its Annual Meeting of Stockholders on
     February 23, 1998.
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(b.) At the Annual Meeting of Stockholders, the following
     nominees were elected to the Board of Directors.  The
     inspectors of election certified the following vote tabulations:
                                     For            Withheld
Charles R. Chandler               10,551,162        1,450,631
Michael H. Dempsey                10,551,162        1,450,631
Naomi C. Dempsey                  10,551,162        1,450,631
Michael J. Gasser                 10,551,162        1,450,631
Daniel J. Gunsett                 10,551,162        1,450,631
Allan Hull                        10,542,682        1,459,111
Robert C. Macauley                10,542,682        1,459,111
David J. Olderman                 10,551,162        1,450,631
William B. Sparks, Jr.            10,551,162        1,450,631
J Maurice Struchen                10,542,682        1,459,111

(c.) At the Annual Meeting of Stockholders, a proposed
Amendment and Restatement of the Company's Certificate of Incorporation to eliminate outdated provisions and simplify and update certain other provisions was approved by the stockholders. The inspectors of election certified the following vote tabulations:

         For                        Against                    Abstain

      10,554,813                     2,000                     1,444,980


ITEM 6.  EXHIBITS AND REPORTS ON FORM 8-K

(a.) Exhibits.

27.  Financial Data Schedule

(b.) Reports on Form 8-K.

     On December 10, 1997, the Company filed a Current Report on Form 8-K that described its non-binding letter of intent to acquire all of the outstanding shares of KMI Continental Fibre Drum, Inc., a Delaware corporation, Fibro Tambor, S.A. de
     C.V., a Mexican corporation, and Sonoco Plastic Drum, Inc., an Illinois corporation, all of which are wholly-owned subsidiaries of Sonoco Products Co. ("Sonoco"). In addition, the Company would purchase Sonoco's interest in Total Packaging Systems of Georgia, LLC, a Delaware limited liability company.


                         OTHER COMMENTS

	The information furnished herein reflects all adjustments which are, in the opinion of management, necessary for a fair presentation of the consolidated balance sheet as of January 31, 1998, the consolidated statement of income for the three month periods ended January 31, 1998 and 1997, and the consolidated statement of cash flows for the three month periods then ended. These financial statements are unaudited; however, at year-end an audit will be performed for the fiscal year by independent accountants.


                          SIGNATURES

	Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

                                       Greif Bros. Corporation
                                       ______________________________
                                       (Registrant)



Date    February 27, 1998              /s/ Joseph W. Reed
                                       ______________________________
                                       Joseph W. Reed
                                       Chief Financial Officer and Secretary
                                       (Duly Authorized Signatory)


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